PRINCIPAL UNDERWRITING AND DISTRIBUTION AGREEMENT

This Agreement is made as of March 24, 2015 (the “Effective Date”) by and between Advisers Investment Trust (the “Trust”), an Ohio business trust, on behalf of the investment portfolios listed in Schedule A (the “Funds”), and BHIL Distributors, Inc., an Ohio corporation (the “Distributor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Trust and the Distributor are desirous of entering into an agreement providing for the distribution by the Distributor of shares of beneficial interest (the “Shares”) of each of the Funds.

NOW, THEREFORE, in consideration of the promises and agreements of the parties contained herein, the parties agree as follows:

1. Appointment.

(a) The Trust appoints the Distributor as its exclusive agent for the distribution of the Shares of the Funds, and the Distributor hereby accepts such appointment under the terms of this Agreement. While this Agreement is in force, the Trust shall not sell any Shares of the Funds except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

(b) The Distributor may engage in such activities as the parties deem appropriate in connection with the promotion and sale of the Shares, including those activities listed in Schedule B attached hereto, which may be amended from time to time.

2. Sale and Repurchase of Shares.

(a) The Distributor shall have the right, as agent for the Trust, to enter into dealer agreements with responsible financial intermediaries, and to sell Shares of the Funds to such financial intermediaries against orders therefor at the public offering price (as defined in subparagraph 2(d) hereof) stated in the Funds’ effective Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), including the then-current prospectus, summary prospectus, if applicable, and statement of additional information (the “Registration Statement”). The Distributor shall compensate financial intermediaries from payments received by the Distributor as described in Section 7. Upon receipt of an order to purchase Shares from a dealer with whom the Distributor has a dealer agreement (“Dealer Agreement”), the Distributor will promptly cause such order to be filled by the Trust.

(b) The Distributor shall also have the right, as an agent for the Trust, to sell such Shares to the public against orders thereof at the public offering price.

(c) The Distributor shall also have the right to take, as agent for the Trust, all actions which, in the Distributor’s judgment, are necessary to carry into effect the distribution of the Shares.

(d) The public offering price for the Shares of each Fund shall be the net asset value of the Shares then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations of the SEC promulgated thereunder. In no event shall any applicable sales charge exceed the maximum sales charge permitted by FINRA Rules.

(e) The net asset value of the Shares of each Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The net asset value of the Shares of each Fund shall be calculated by the Trust or by another entity on behalf of the Trust. The Distributor shall have no duty to inquire into, and shall have no liability for, the accuracy of the net asset value per share as calculated.

(f) On every sale, the Trust shall receive the applicable net asset value of the Shares promptly, but in no event later than the third business day following the date on which the Distributor shall have received an order for the purchase of the Shares.

(g) Upon receipt of purchase instructions, the Distributor will transmit such instructions to the Trust or its transfer agent for registration of the Shares purchased.

(h) Nothing in this Agreement shall prevent the Distributor or any affiliated person (as defined in the 1940 Act) of the Distributor from acting as underwriter or distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict the Distributor or any such affiliated person from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly represents that it will undertake no activities which, in its judgment, would adversely affect the performance of its obligations to the Trust under this Agreement.

(i) The Distributor, as agent of and for the account of the Trust, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3. Sale of Shares by the Trust.

The Trust reserves the right to issue any Shares at any time directly to the holders of the Shares (“Shareholders”), to sell Shares to its Shareholders or to any other persons at not less than net asset value and to issue Shares in exchange for shares of any corporation or trust.

4. Basis of Sale of Shares.

The Distributor does not agree to sell any specific number of Shares. The Distributor, as agent for the Trust, undertakes to sell Shares of the Funds on a best-efforts basis only against orders therefor.

5. Applicable Laws, Rules and Regulations

(a) During the term of this Agreement, the Distributor and its officers, agents and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the SEC thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934, as amended. During the term of this Agreement, the Distributor shall maintain its status as a registered broker-dealer and a member of FINRA.

(b) The Distributor shall require each financial intermediary with whom it has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither the Distributor nor any such dealers shall withhold the placing of purchase orders so as to make a profit thereby.

(c) The Distributor agrees to furnish to the Trust sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in adequate time for the Trust to file them with the proper authorities.

(d) The Distributor, at its own expense, shall qualify as a dealer or broker, or otherwise, under all applicable state or federal laws required in order that Shares may be sold in such states as may be mutually agreed upon by the parties.

(e) The Distributor shall not make, or permit any representative, broker or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the Registration Statement, in shareholder reports and any other documents required to be delivered to Shareholders and in printed information covering the Shares approved by the Trust as information supplemental to such Registration Statement. Copies of the then-effective prospectus, summary prospectus (if used by the Trust) and statement of additional information and any such printed supplemental information will be supplied by the Trust or its designee to the Distributor in reasonable quantities upon request in either electronic or paper format as mutually agreed upon.

(f) The Trust agrees to use its best efforts to maintain its registration as a diversified open-end management investment company under the 1940 Act, to register and maintain registration of Shares of the Funds under the 1933 Act, to qualify such Shares with the appropriate states and other jurisdictions and to comply with applicable laws, rules and regulations.

(g) The Trust acknowledges that the Distributor is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and agrees to abide by the requirements of Rule 12d3-1 under the 1940 Act prohibiting the Trust from acquiring shares of the Distributor or its affiliates.

6. Records and Documents to be Supplied by the Trust.

The Trust shall furnish to the Distributor copies of all information, financial statements and other documents which the Distributor may reasonably request for use in connection with the distribution of the Shares, including but not limited to, one copy, upon request by the Distributor, of all financial statements prepared for the Trust by independent public accountants.

7. Fees and Expenses.

(a)	Fees. For performing its services under this Agreement, the Trust shall pay or cause to be paid to the Distributor:

i.	Front-end sales loads, if any, that are imposed in accordance with each Fund’s prospectus;

ii.	Any applicable contingent deferred sales charge (“CDSC”) assessed upon investors in connection with the redemption of Fund shares and/or

iii.	Rule 12b-1 fees, if any, that are payable in accordance with a Fund’s Rule 12b-1 Plan.

(b)	Fees paid pursuant to this Section 7 may be used to:

i.	Compensate financial intermediaries under the terms of the appropriate Dealer Agreement;

ii.	Compensate entities providing sales support or shareholder servicing under agreements approved pursuant to Rule 12b-1 under the Investment Company Act of 1940; and

iii.	Reimburse the Distributor or its affiliates for expenses associated with promotional and marketing activities, including those activities listed in Schedule B.

(c)	The Distributor shall have no obligation to make any payments pursuant to Section 7(b) unless the Distributor has received a corresponding payment from the Trust as described in Section 7.

(d)	The Distributor shall be responsible for paying the costs incurred in connection with (i) its qualifications to conduct business as a broker-dealer under applicable state and federal laws and applicable FINRA rules, and (ii) establishing and maintaining its relationships with financial intermediaries with whom it enters into agreements for the sale of Shares. In connection with its distribution activities covered under this Agreement, the Distributor shall be entitled to be reimbursed for reasonable out of pocket expenses incurred with respect to the provision of the services. In addition, to the extent the Distributor incurs other Trust-related expenses on behalf of the Trust, the Distributor shall be reimbursed by the Trust or the Adviser, to the extent permitted by applicable laws, rules and regulations, as agreed upon by the Trust, the Distributor and the Adviser.

(e)	Fees under this Section 7 will be paid through a Distribution Fee Agreement entered into between the Distributor and the investment adviser to the Funds.

8. Indemnification of the Trust.

The Distributor agrees to indemnify and hold harmless the Trust, on behalf of the Funds, and each person who has been, is, or may hereafter be a trustee, director, officer, employee, shareholder or control person of the Trust (the “Trust Indemnitees”) against any loss, damage or expense (including the reasonable costs of investigating or defending any claim, action, suit or proceeding and any reasonable counsel fees) reasonably incurred by the Trust Indemnitees in connection with any claim or in connection with any action, suit or proceeding (“Claims”) to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Fund-related advertisement or sales literature, or upon the omission or alleged omission to state a material fact in such materials necessary to make the statements therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor or any agent or employee of the Distributor or any other person for whose acts the Distributor is responsible, for use in the Registration Statement or in corresponding statements made in any advertisement or sales literature, unless such statement or omission was made in reliance upon written information furnished by the Trust; (b) the willful misfeasance, bad faith or negligence of the Distributor in the performance of its obligations under this Agreement, or the Distributor’s reckless disregard of its obligations under this Agreement; (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder; or (d) the Distributor’s failure to exercise reasonable care and diligence with respect to its services, if any, rendered in connection with investment, reinvestment, automatic withdrawal and other plans for Shares; provided, however, that the Distributor’s agreement to indemnify the Trust Indemnitees pursuant to this Paragraph 8 shall not be construed to cover any Claims (A) arising out of or based upon the willful misfeasance, bad faith or negligence of the Trust in the performance of its obligations under this Agreement or the Trust’s reckless disregard of its obligations under this Agreement; or (B) arising out of or based upon the Trust’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The term “expenses” for purposes of Paragraphs 8 and 9 includes amounts paid in satisfaction of judgments or in settlements which are made with the indemnifying party’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or each such person may be entitled as a matter of law.

In the event of a Claim for which the Trust Indemnitees may be entitled to indemnification hereunder, the Trust shall fully and promptly advise the Distributor in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Distributor’s indemnification obligations under this Agreement except to the extent that the Distributor is materially prejudiced thereby. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor’s part, the Trust shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Trust, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Trust reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Trust Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Paragraph 8. The Distributor’s indemnification obligations contained in this Paragraph 8 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees, and shall survive the delivery of any Shares.

9. Indemnification of the Distributor

The Trust, on behalf of the Funds, agrees to indemnify and hold harmless the Distributor and each person who has been, is, or may hereafter be a director, officer, employee, shareholder or control person of the Distributor (the “Distributor Indemnitees”) against any loss, damage or expense (including the reasonable costs of investigating or defending any claim, action, suit or proceeding and any reasonable counsel fees) reasonably incurred by the Distributor Indemnitees in connection with any claim or in connection with any action, suit or proceeding (“Claims”) to which any of them may be a party, which arises out of or is alleged to arise out of or is based upon: (a) the Distributor acting as distributor of the Funds’ Shares; (b) the Distributor or any subsidiary or affiliate of the Distributor acting as a member of the National Securities Clearing Corporation (or any successor or other entity performing similar functions) (“NSCC”) and performing any NSCC member function on behalf of the Trust, with respect to the Funds (including but not limited to any liabilities incurred or payments made by the Distributor for “as of” transactions authorized by the Trust or any other payments made by the Distributor on behalf of the Trust) ; (c) the Distributor or any subsidiary or affiliate of the Distributor entering into Dealer Agreements, fund participation agreements, NSCC Trust SERV or Networking agreements or similar agreements with financial intermediaries on behalf of the Trust, with respect to the Funds; (d) any of the following: (i) any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement, (ii) any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Fund-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; (e) the material breach by the Trust of any provision of this Agreement; provided, however, that the Trust’s agreement to indemnify the Distributor Indemnitees pursuant to this Paragraph 9 shall not be construed to cover any Claims (A) pursuant to subsection (d) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust or the Adviser by the Distributor for use in the Registration Statement or in corresponding statements made in the prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or negligence, including clerical errors and mechanical failures, on the part of any of such persons in the performance of Distributor’s duties or from the reckless disregard by any of such persons of Distributor’s obligations and duties under this Agreement, or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder, for all of which exceptions the Distributor shall be liable to the Trust. Notwithstanding any other provision of this Agreement, no Fund shall be liable for the obligations of any other Fund, or any other series of the Trust, hereunder.

In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall fully and promptly advise the Trust in writing of all pertinent facts concerning such Claim, but failure to do so in good faith shall not affect the Trust’s indemnification obligations under this Agreement except to the extent that the Trust is materially prejudiced thereby. The Trust will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Trust’s part, the Distributor shall have the right to participate in the defense. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Trust does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Trust, the Trust will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Paragraph 9. The Trust’s indemnification obligations contained in this Paragraph 9 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

10. Termination and Amendment of this Agreement.

This Agreement shall automatically terminate, without payment of any penalty, in the event of its assignment. This Agreement may be amended only if such amendment is approved (i) by the Distributor and (ii) either by action of the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not “interested persons” of the Trust or of the Distributor, as that term is defined in the 1940 Act (“Independent Trustees”), or by the affirmative vote of a majority of the outstanding Shares of the Trust.

Either the Trust or the Distributor may, at any time, terminate this Agreement on sixty (60) days written notice delivered or mailed, postage prepaid, to the other party.

11. Effective Period of this Agreement.

This Agreement shall take effect upon the Effective Date and shall remain in full force and effect for an initial two-year period following the Effective Date (unless terminated earlier as set forth in Paragraph 10), and from year to year thereafter, subject to annual approval (i) by a majority of the Board of Trustees of the Trust, including a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such renewal or (ii) by a vote of a majority of the outstanding Shares of the Trust.

12. New Funds

The terms and provisions of this Agreement shall become automatically applicable to any additional Fund of the Trust established during the initial or renewal term of this Agreement for which the same company serves as the investment adviser, as outlined in Schedule A.

13. Successor Investment Trust.

Unless this Agreement has been terminated in accordance with Paragraph 10, the terms and provisions of this Agreement shall become automatically applicable to any investment company which is a successor to the Trust as a result of a reorganization, recapitalization or change of domicile.

14. Anti-Money Laundering Compliance.

(a) The Distributor and the Trust each acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Funds’ Shares, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with such laws.

(b) The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Funds.

(c) Each of the Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). The Distributor undertakes that it will grant to the Trust, the Trust’s Anti-Money Laundering Officer and regulatory agencies, reasonable access to copies of the Distributor’s AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust’s compliance officer shall have no access to any of the Distributor’s AML Operations, books or records pertaining to other clients of the Distributor.

15. Limitation of Liability.

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

16. Severability.

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Questions of Interpretation.

(a) This Agreement shall be governed by the laws of the State of Ohio.

(b) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such courts, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

18. Notices.

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and Investment Adviser for this purpose shall be the address listed on the signature block below and that the address of Underwriter for this purpose shall be 325 John H. McConnell Blvd, Suite 150, Columbus, OH 43215.

19. Privacy and Confidentiality

Each party hereto agrees that any Nonpublic Personal Information, as that term is defined in Regulation S-P under the Gramm-Leach-Bliley Act (“Reg. S-P”), that may be disclosed by a party hereunder to the other party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement, and contemplates that such information may be disclosed to and from the Trust’s designees pursuant to terms of written agreements and, as permitted, under agreements with dealers who have a written agreement with the Distributor as well; provided however that the parties represent that any such written agreements contain specific representations about safeguards and compliance policies and procedures implemented under Reg S-P. Each party agrees that, with respect to such information, it will comply with Reg. S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law. This section shall survive the termination of this Agreement.

20. Counterparts.

This Agreement may be executed in one or more counterparts, and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Trust and the Distributor have each caused this Agreement to be signed in duplicate on its behalf, all as of the day and year first above written.

Advisers Investment Trust

/s/ Dina A. Tantra
Name: Dina A. Tantra
Title: President
Trust Address: 325 John H. McConnell Blvd, Suite 150
Columbus, OH 43215

BHIL Distributors, Inc.

/s/ Brenda J. Bittermann
Name: Brenda J. Bittermann
Title: President

Schedule A

List of Funds

This Schedule A shall apply to the Funds that are listed below and any other Funds that may be created in the future for which the same company serves as the investment adviser, unless excepted below.

River Canyon Total Return Bond Fund

Schedule B

In exchange for the fees described in Section 7, the Distributor shall perform the following services:

1.	Solicit and deliver orders for the sale of Shares;

2.	Undertake advertising and promotion of Shares as it believes reasonable in connection with the solicitation of Shares;

3.	Compensate dealers for activities described under Dealer Agreements to sell Shares.

4.	Review written Fund advertisements and sales literature for compliance with applicable laws, rules and regulations and, if requested by the Trust, make necessary filings of such materials with FINRA.

5.	Perform such other services that are mutually agreed upon by the parties.

Schedule C

Corporate Structure

As referenced in Section 5 (g), the Distributor is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization-based equity indices used to track the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.

The Trust acknowledges that the Distributor is a wholly-owned subsidiary of a publicly-held company and agrees to abide by the requirements of Rule 12d3-1 under the 1940 Act, which prohibits the Trust from acquiring shares of the Distributor or its affiliates.

Acknowledgement by Trust:

/s/ Dina A. Tantra
Name: Dina A. Tantra
Title: President

As of the Effective Date of the Agreement